                                                                      EXHIBIT 99

================================================================================

HASTINGS                                   CONTACT: DAN CROW             PR01-79
ENTERTAINMENT, INC.                                 Vice President and
                                                    Chief Financial Officer
                                                    (806) 351-2300, ext. 6000
                                                    www.gohastings.com


HASTINGS ENTERTAINMENT ANNOUNCES APPOINTMENT OF TWO NEW BOARD MEMBERS

AMARILLO, Texas, January 30, 2002--Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment superstore retailer, today announced that Daryl Lansdale and Ann Lieff have accepted positions on the company's board of directors.

Mr. Lansdale has been the President of Rush Retail Centers, a specialty retailer headquartered in San Antonio, Texas, since March 1998. Prior to joining Rush, he served as President and Chief Executive Officer of Lil' Things, Inc., an infant-toddler specialty retailer located in Arlington, Texas, from January 1997 to February 1998. From July 1987 to March 1996, Mr. Lansdale was the Chairman and Chief Executive Officer of Scotty's, Inc., a home improvement retailer located in Winterhaven, Florida.

Ms. Lieff is the President of The Lieff Company, a consulting group she founded in 1998 and headquartered in Miami, Florida specializing in CEO mentoring, leadership development and corporate strategies to assist and expand organizations in the management of their business practices. Ms. Lieff was Chief Executive Officer of SPEC's Music, a publicly traded specialty music retailer, from 1980 until SPEC's merged with Camelot Music Holdings, Inc. in July 1998.

"We are delighted to add these two individuals to our board who have dedicated their professional careers to retailing," said John Marmaduke, Chairman and Chief Executive Officer. "Their experience and insight will undoubtedly assist the continued financial and operational growth of Hastings."

Additionally, the Company announced the resignation of Craig Lentzsch from its board of directors, a position he had held since April 1994. Mr. Lentzsch is currently the President and Chief Executive Officer of Greyhound Lines, Inc. and elected to resign in order to focus his attention on the operations at Greyhound.

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of books, music, software, periodicals, new and used DVDs, videos and video games with the rental of videos, DVDs and video games in a superstore format. We currently operate 143 superstores, averaging 21,500 square feet, primarily in small to medium-sized markets throughout the United States.

We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers as well as a newly designed investor relations section including links to company press releases, SEC filings and a useful list of frequently asked questions.

Certain statements set forth above are forward-looking statements within the meaning of the Securities Exchange Act of 1934. Such statements are based upon Hastings Entertainment management's current estimates, assumptions and expectations and are subject to a number of factors and uncertainties, any of which could cause actual results to differ materially from those described herein.


                                       ***